EXHIBIT 7.1

SEALE and BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

AGREEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have reviewed the Form 8-K for Denarii Resources, Inc. dated May 27, 2010, and are in agreement with management’s determination that the previously issued financial statements included in the Company’s Form 10-Q for the period ended March 31, 2010 which was filed on May 24, 2010 should not be relied upon due to the Company having filed the 10-Q without an auditor review of the financial statements.

 /s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
May 27, 2010

Seale and Beers, CPAs                      PCAOB & CPAB Registered Auditors

50 S. Jones Blvd, Ste 202, Las Vegas, NV  89107 (888)727-8251 Fax: (888)782-2351